China-Biotics, Inc. Reports Record Quarterly Net Sales for the Third quarter of Fiscal Year 2011

- Q3 Revenue Grew 39% to $ 32.4 Million; EPS $0.59 -

- Teleconference to be held Today, at 8 a.m. ET/9 p.m. Shanghai -

SHANGHAI, Feb. 9, 2011 /PRNewswire-Asia-FirstCall/ -- China-Biotics, Inc. (Nasdaq:CHBT - News) ("China-Biotics" or "the Company"), a leading developer, manufacturer and distributor of probiotics products in China, today reported its unaudited financial results for the third quarter and nine months of its 2011 fiscal year ended December 31, 2010.

Third Quarter FY2011 Highlights

•	Net sales increased 39.0% y-o-y to $32.4 million;

•	Bulk products sales increased 142% y-o-y to $14.3 million;

•	GAAP net income was $13.3 million, or $0.59 per diluted share;

•	Excluding the non-cash changes in the fair value of convertible notes, non-GAAP net income was $10.4 million, or non-GAAP diluted EPS of $0.47;

•	Cash and cash equivalents were $132.3 million.

Mr. Jinan Song, China-Biotics' Chairman and CEO commented, "We are pleased to report a solid third quarter as our successful strategic shift from retail to bulk products continues to show positive results. As dairy producers introduce greater quantities and varieties of value-added products to the market, our core probiotic cultures are gaining greater acceptance due to reliable product safety, good technical service, and competitive pricing. Furthermore, additive probiotics for the animal feed market are also expanding due to tighter government regulations on the overuse of antibiotics."

"We are also seeing more yogurt producers embracing functional probiotic additives in their products as dairy consumers in major cities are looking for better nutritional benefits. Chinese consumers are increasingly using probiotics due to their rising health consciousness."

"Our successful transition from business-to-consumer model to business-to-business model enables us to increase operating leverage and lower overall operating expenses. With strong free cash-flow generation and a healthy sales growth record, we successfully redeemed our only interest-bearing convertible debt and substantially reduced total share counts as well as enhanced our long-term shareholders' value," Mr. Song added.

Third Quarter FY2011 Financial Results

Net sales in the third quarter of fiscal year 2011 increased by 38.9% to a quarterly record of $32.4 million from $23.3 million in the third quarter of fiscal year 2010. The increase was primarily due to the increased sales volume in the bulk additive and culture products, which accounted for 44.5% of total quarterly net sales. Bulk net sales increased to $14.7 million from $5.9 million in the same quarter last year. Retail net sales increased by 4.0% to $18.1 million from $17.4 million in the previous year. As of December 31, 2010, the Company maintained a total of 15 retail outlets in operation with a plan to close more outlets in the future. In light of the ongoing wage hikes and rise in rents, the Company continues to shift the sales channel for its retail products from outlets to established distributors. Management will focus on direct sales of the Company's bulk additive and culture products to institutional customers.

Gross profit increased 28.3% to $21.2 million from $16.5 million in the same period of fiscal year 2010. Gross margin was 65.4% compared with 70.9% in the same period of fiscal year 2010, and up from 64.8% in the second quarter of fiscal year 2011, respectively. The year-over-year decrease in blended gross margin reflects the continuing product mix change as lower-margined bulk additive and culture products account for a larger portion of total sales.

General and administrative (G&A) expenses amounted to $3.2 million, compared with $1.5 million in the previous year's third fiscal quarter. The increase of general and administrative expenses was primarily due to an increase in legal and professional fees, and staff costs. As of December 31, 2010, the Company had a total of 459 employees, compared with 475 as of December 31, 2009 and 447 as of September 30, 2010, respectively. G&A expenses as a percentage of net sales were 9.9% in the third quarter of fiscal year 2011, compared with 6.4% for the third quarter of fiscal year 2010.

Selling expenses for the third quarter of fiscal year 2011 were $3.9 million, compared with $4.1 million in the third quarter of fiscal year 2010. Selling expenses as a percentage of revenue decreased to 11.9% for the third quarter of fiscal year 2011 from 17.8% in the third quarter of fiscal year 2010. The decrease in actual selling expenses and selling expenses as a percentage of revenue, partially reflected the savings resulting from selling the Company's retail products through established distributors instead of increasingly more expensive retail outlets.

Research and development (R&D) expenses increased to $1.9 million from $0.8 million in the third quarter of fiscal year 2010. R&D expenses as a percentage of revenue were 5.8%, as compared to 3.3% for the third quarter of fiscal year 2010. The Company established a strong research and development team supported by over 10 PhDs and 30 masters' degree holders. Dr. Chungchang Tao, formerly with Coca-Cola's Global Innovation & Technology Center in Shanghai, joined the Company as its R&D Director. Dr. Tao holds a PhD in Biological & Agricultural Engineering from the University of Idaho. In addition, the number of probiotics strains in the Company's proprietary strain library has now increased to over 1,000. The Company will continue to invest in its core technology of bacteria cultures and preservation, while expanding its product line and applications to address specific health problems.

Total operating expenses for the third quarter of fiscal year 2011 were $8.9 million compared with $6.4 million in the third quarter of fiscal year 2010. SG&A expenses as a percentage of revenue was 27.6% in the third quarter of fiscal year 2011 in line with the third quarter of fiscal year 2010.

Operating income increased 21.1% year-over-year to $12.3 million from $10.1 million in the same period of fiscal year 2010. Operating margin was 37.8% in the third fiscal quarter of 2011 compared to 43.4% in the same quarter a year ago.

GAAP net income for the third quarter of fiscal year 2011 increased 26.6% year-over-year to $13.3 million from $10.5 million in the same period of fiscal year 2010. Diluted net earnings per share were $0.59, compared with diluted earnings per share of $0.32 in the same period of fiscal year 2010.

Excluding the non-cash change in the value of convertible notes, non-GAAP net income was $10.4 million, compared with $7.8 million in the third quarter of fiscal year 2010. Non-GAAP diluted earnings per share were $0.44, an increase from $0.32 in the same quarter of fiscal year 2010.

For the three months ended on December 31, 2010, the total shares outstanding on a fully diluted basis were 23,870,598, down from 24,061,575 shares for the three months ended on December 31, 2009. The reduction in diluted share count resulted from redemption of the Company's convertible notes. On December 9, 2010, the Company redeemed $25 million in outstanding 4 percent senior convertible promissory notes for cash before the December 11, 2010 maturity date. The total redemption costs were $25 million of convertible note principal, plus approximately $4.68 million in accrued and unpaid interest. The convertible note principal was equivalent to 2.08 million common shares.

As of December 31, 2010, the Company had cash and cash equivalents totaling $132.3 million, compared with $158.8 million at the end of September 2010. The cash position decrease was mainly due to the redemption of the convertible notes. Total stockholders' equity rose to $203.0 million at December 31, 2010 from $187.9 million at September 30, 2010.

Nine Month Financial Results

Net sales for the first nine months of the 2011 fiscal year were $80.9 million, up 44.9% from $55.9 million in the same period of the prior year. Gross profit was $53.6 million, or 66.2% of sales, up 35.3% from the gross profit of $39.6 million, or 70.9% of sales, in the first nine months of fiscal year 2010. Operating income was $34.0 million, or 42.1% of sales, an increase of 38.8% from $24.5 million, or 43.9% of sales, in the same period of the prior year. Adjusted net income was $28.2 million for the first nine months of fiscal 2011, up from $19.0 million during the same period last year. Including a non-cash change in the fair value of convertible notes, GAAP net income for the first nine months of fiscal 2011 was $43.6 million, compared to $12.8 million in the same period of fiscal 2010. Non-GAAP earnings per share were approximately $1.19 up from approximately $0.94 in the same period of fiscal year 2010.

The Company plans to file its 10Q with U.S. Securities and Exchange Commission on or before February 14.

Recent Developments

As of December 31, 2010, China-Biotics had a total number of 51 bulk customers, including 22 additives customers in animal feed, functional foods and pharmaceuticals, as well as 29 customers in dairy cultures. The Qingpu facility produced approximately 20 metric tons of bulk probiotic products during the third quarter of fiscal year 2011. The Company has met previously announced target of annual production utilization run-rate.

As of December 31, 2010, China-Biotics had a total number of 34 retail distributors, including the 4 recently contracted distributors in the Pan-Beijing area selling the Company's retail products in malls, supermarkets, and functional food stores.  The Company has also started selling its retail products on the online shopping platform Rokuten.

On December 9, 2010, the Company redeemed $25 million in outstanding 4 percent senior convertible promissory notes for cash before the December 11, 2010 maturity date. The $1,000 principal notes were originally issued on December 11, 2007. The redemption price is 100 percent of the principal amount per convertible note, plus accrued and unpaid interest as of the redemption date of December 11, 2010. The total redemption cost was $25 million in convertible note principal, plus approximately $4.68 million in accrued and unpaid interest.

In November 2010, China-Biotics appointed Dr. Hui S. Chang as Chief Operating Officer of the Company. Dr. Chang brings 15 years of biopharmaceutical project management experience and excellent research capabilities in both the U.S. and China. Dr. Chang holds a PhD in vaccine development focusing on biochemistry and immunology as well as an MBA with concentration in finance and logistics in the vaccine industry from Johns Hopkins University.

In November 2010, a delegation from the Company's research and development department presented at the National Probiotics Research and Development, New Application and Equipment seminar in Hangzhou, China. The seminar was organized and hosted by the National High-Tech Industrialization Association. More than 180 research and development professionals from global industry leaders and other probiotics companies participated in the event.

In November 2010, Growing Bioengineering, a wholly owned subsidiary of China-Biotics, presented at the 2010 Health Ingredients Europe Conference in Madrid, Spain. The bi-annual exhibition is hosted by CMP Information. An estimated 140 exhibitors and over 9,000 visitors presented on subjects such as biotechnology, dietary supplements, and food manufacturing.

Outlook for the Fiscal Year 2011

For fiscal year 2011, management maintains the expectation for net sales to achieve at least 50% year-over-year growth. This target is based on the Company's current views on the operating and market conditions, which are subject to change.

Mr. Jinan Song, Chairman and CEO of China-Biotics, concluded, "Entering into the fiscal fourth quarter of 2011, we are making greater efforts to ramp up the production of bulk products to meet the rising demand from the domestic dairy and animal feed markets. With the ongoing holiday seasons, we also expect strong retail products sales for the quarter. We continue to expand the presence of our retail probiotic products into other key regions in China.  We believe that, with the right distributors and sales channels, the market potential for our retail products is much larger in China. With our efforts and market prospects, we are confident to achieve our full year sales target."

Conference Call

The Company will host a conference call at 08:00 a.m. Eastern Time/09:00 p.m. Beijing Time on Wednesday, February 9, 2011, to discuss the fiscal year 2011 third quarter financial results for the period ended December 31, 2010.

The telephone numbers for the conference call are (866) 788-0539 (U.S.) or (857) 350-1677 (International), passcode: 68499662. A live web cast of the call will also be available on the investor relations section of the Company's website www.chn-biotics.com. To listen to the web cast, please visit the site at least 10 minutes early to register, download and install any necessary audio software.

The replay of the web cast will be archived on the website, and investors will be able to access the recording of the conference call until midnight ET on February 16, 2011 by calling (888) 286-8010 (U.S.) or (617) 801-6888 (International) and entering pass code: 95179753.

About China-Biotics

China-Biotics, Inc. ("China-Biotics" or "the Company"), a leading manufacturer of biotechnology products and supplements, engages in the research, development, marketing and distribution of probiotics dietary supplements in China. Through its wholly owned subsidiaries, Shanghai Shining Biotechnology Co., Ltd. and Growing Bioengineering (Shanghai) Co. Ltd., the Company develops and produces a proprietary product portfolio. Currently, its retail products are sold over the counter, mainly through large distributors, to pharmacies and supermarkets in Beijing, Shanghai, and Jiangsu and Zhejiang provinces. The Company also sells bulk products to institutional customers such as dairy and animal feed producers as well as pharmaceutical companies. In February 2010, China-Biotics began its commercial production in China's largest probiotics production facility to meet the growing demand in China. For more information, please visit http://www.chn-biotics.com.

Safe Harbor Statement

The information in this release contains forward-looking statements which involve risks and uncertainties, including statements regarding the Company's capital needs, business strategy and expectations. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements, which may be identified by terminology such as "may," "should," "will," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "forecast," "project," or "continue," the negative of such terms or other comparable terminology. Readers should not rely on forward-looking statements as predictions of future events or results. Any or all of the Company's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions, risks and uncertainties and other factors which could cause actual events or results to be materially different from those expressed or implied in the forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks described in "Item 1A. Risk Factors" beginning on page 17 and elsewhere in the Company's 2010 Annual Report on Form 10-K. These factors may cause the Company's actual results to differ materially from any forward-looking statement. In addition, new factors emerge from time to time and it is not possible for the Company to predict all factors that may cause actual results to differ materially from those contained in any forward- looking statements. The Company disclaims any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this document, except as required by applicable law.

Contact:

Travis Cai Chief Financial Officer China-Biotics, Inc. traviscai@chn-biotics.com

Shiwei Yin/Dixon Chen Grayling 646-284-9474 shiwei.yin@grayling.com dixon.chen@grayling.com

- Tables Follow -

CHINA-BIOTICS, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts expressed in US Dollars)
	December 31, 2010	March 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$132,243,555	$155,579,371
Cash in transit	47,027
Accounts receivable, net	39,371,765	21,008,664
Other receivables	1,078,497	791,907
Inventories	1,524,039	1,100,707
Amount due from a director	-	2,367,892
Travel advances	30,000	-

Prepayment	1,531,854	1,104,149
Total current assets	$175,826,737	$181,952,690
Land use right	3,946,112	1,797,082
Property, plant and equipment, net	46,024,908	48,886,077
Construction in Progress	17,066,410	-
Buy-back shares (Treasury stock)	2,739,634	-

Deferred tax assets		298,833
Total assets	$245,603,803	$232,934,682
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$6,771,585	$5,850,988
Tax payables	32,910,778	28,989,337
Other payables and accruals	2,876,456	1,815,487
Convertible note, net of discount of $[·] and $2,853,094 as of December 31, 2010 and March 31, 2010, respectively	-	22,146,906
Embedded derivatives	-	14,797,000
Interest payable	-	3,156,035
Total current liabilities	$42,558,818	$76,755,753
Commitments and contingencies
Stockholders' equity:
Common stock (par value of $0.0001, 100,000,000 shares authorized, 46,751,004 shares issued and 22,150,200 outstanding as of December 31, 2010 and as of March 31, 2010)	$4,675	$4,675
Additional paid-in capital	82,769,074	82,769,074
Retained earnings	108,400,686	65,441,994
Treasury stock at cost (22,370,000 and 24,381,004 shares as of December 31, 2010 and March 31, 2010, respectively)	(2,742,072)	(2438)

Accumulated other comprehensive income	8,847,193	4,939,830
Capital and statutory reserves	3,025,794	3,025,794
Total stockholders' equity	$200,305,350	$153,260,770
Total liabilities and stockholders' equity	$242,864,168	$222,692,370

CHINA-BIOTICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts expressed in US Dollars)

	Three months ended December 31,
	2010	2009
Net sales	$32,384,645	$23,294,321
Cost of sales	(11,198,703)	(6,780,161)
Gross profit	$21,185,942	$16,514,160
Operating expenses:
Selling expenses	$(3,861,261)	$(4,140,738)
General and administrative expenses	(3,217,728)	(2,260,344)
Research and development costs	$(1,856,898)	(770,195)
Other income/(expenses), net	(4,214)	3,179
Total operating expenses	$(8,940,101)	$(6,397,903)
	$12,245,841	$10,100,000
Other income and expenses:
Changes in the fair value of embedded derivatives	$2,847,000	$2,668,000
Exchange gain/(loss)	544,773
Interest income/(loss)	102,387	74,438
Total other income/(expenses)	$3,494,160	$2,742,438
Income/(loss) before taxes	$15,740,001	$12,858,695
Provision for income taxes	(2,476,772)	(2,379,613)
Net income/(loss)	$13,263,229	$10,479,082

Earnings/(loss) per share:
Basic	$0.59	$0.48
Diluted	$0.59	$0.38

Shares used in computation of earnings per share
Basic	22,370,000	21,978,242
Diluted	22,370,000	24,061,575

Use of Non-GAAP Financial Measures

GAAP results for the third quarters and nine months ended December 31, 2010 and December 31, 2009, include non-cash losses or gains related to change in fair value of the Company's convertible notes and cash reversion as a result of redemption of the convertible notes. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release, which are non-GAAP net income and non-GAAP diluted earnings per share. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of adjustments to GAAP results appears in the tables accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials.

	Three Months Ended December 31,
	2010		2009
Adjusted Net income	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount	10,416,229	0.44	7,811,082	0.32
Adjustments
Non-cash gains (losses) from change in fair value of convertible bonds	2,847,000	-	2,668,000	0.16
Amount per consolidated statement of operations	13,263,229	0.59	10,479,082	0.48